EXHIBIT 10.6

SOUTHERN MICHIGAN BANK & TRUST
DIRECTOR DEFERRED FEE AGREEMENT

          THIS AGREEMENT is made this ________ day of __________________, 2003, by and between Southern Michigan Bank & Trust (the "Company"), and Name (the "Director").

INTRODUCTION

          To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the Director's benefits from the Company's general assets. This Agreement between the Director and the Company modifies the terms of the Director's participation in the Plan, replaces all benefits which otherwise were payable under the Plan, and supercedes all previous Agreements under this Plan.

AGREEMENT

          The Director and the Company agree as follows:

Article 1
Definitions

          1.1    Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1    "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the Director's Termination of Service for reasons other than death, Disability or retirement.

          1.1.2    "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

          1.1.3    "Deferral Account" means the Company's accounting of the Director's accumulated Deferrals plus accrued interest.

          1.1.4    "Deferrals" means the amount of the Director's fees, which the Director elects to defer according to this Agreement.

          1.1.5    "Disability" means the Director's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled. The Director must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

          1.1.6    "Early Retirement Date" means the earlier of: i) the Director attaining age 60; or ii) the Director having 15 Years of Service on the Board of Directors of the Company.

          1.1.7    "Effective Date" means January 1, 2004.

          1.1.8    "Election Form" means the Form attached as Exhibit 1.

          1.1.9    "Fees" means the total fees payable to the Director during a Plan Year.

          1.1.10    "Normal Retirement Age" means the Director's 70th birthday.

          1.1.11    "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

          1.1.12    "Plan Year" means the calendar year.

          1.1.13    "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the Director's status or the date of the Director's Termination of Service, the Company shall have the sole and absolute right to decide the dispute.

          1.1.14    "Years of Service" means the total number of twelve-month periods during which the Director serves as a member of the Company's Board of Directors.

Article 2
Deferral Election

          2.1          Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within thirty (30) days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

          2.2          Election Changes

          2.2.1    Generally. The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

          2.2.2    Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement.

Article 3
Deferral Account

          3.1          Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

          3.1.1    Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

          3.1.2    Interest. On each Anniversary Date and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, if any, at an annual rate, compounded monthly, equal to the Merrill Lynch 10+ year high quality corporate bond rate as published in the Wall Street Journal on the first business day following January 1.

          3.2          Statement of Accounts. The Company shall provide to the Director, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferral Account balance.

          3.3          Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Lifetime Benefits

          4.1          Normal Retirement Benefit. If the Director's Termination of Services occurs after the Early Retirement Date for reasons other than death or Disability, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1    Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Termination of Service Date.

          4.1.2    Payment of Benefit. The Company shall pay the benefit to the Director in the manner elected by the Director on the Form of Benefit Election, attached as Exhibit II. The Company shall continue to credit interest under Section 3.1.2 on the remaining account balance, if applicable, during any installment period.

          4.2          Early Termination Benefit. If the Director's Termination of Services occurs before the Early Retirement Date for reasons other than death or Disability, the Company shall pay to the Director the benefit in this Section 4.2.

          4.2.1    Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director's Termination of Service.

          4.2.2    Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum within 90 days after the Director's Termination of Service.

          4.3          Disability Benefit. If the Director terminates service as a Director due to Disability prior to Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1    Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director's Termination of Service.

          4.3.2    Payment of Benefit. The Company shall pay the benefit to the Director in the manner elected by the Director on the Form of Benefit Election, attached as Exhibit II. The Company shall continue to credit interest under Section 3.1.2 on the remaining account balance, if applicable, during any installment period.

          4.4          Change of Control Benefit. Upon a Change of Control while the Director is in the active service of the Company, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1    Amount of Benefit. The benefit under this Section 4.4 shall be the Deferral Account balance on the Director's Termination of Service.

          4.4.2    Payment of Benefit. The Company shall pay the benefit to the Director in the manner elected by the Director on the Form of Benefit Election, attached as Exhibit II. The Company shall continue to credit interest under Section 3.1.2 on the remaining account balance, if applicable, during any installment period.

          4.5          Hardship Distribution. Upon the Board of Director's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

Article 5
Death Benefits

          5.1          Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

          5.1.1    Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance at the date of the Director's death.

          5.1.2    Payment of Benefit. The Company shall pay the benefit to the beneficiary in the form of a lump sum amount payable within 90 days of the death of the Director.

          5.1.3    Supplemental Death Benefit. The Company shall pay to the beneficiary a Supplemental Death Benefit. This Supplemental Death Benefit will be the Estimated Deferral Account balance at the Director's 65th birthday divided by 180, payable monthly for 180 months. The Estimated Deferral Account balance will be calculated by taking the Deferral Account balance on the date of death plus the average monthly contribution made over the previous 12 months, projected at the current plan interest rate (not to exceed 7%), to the Director's 65th birthday. If the Director's death occurs after the Director's 65th birthday, but before the Director's Normal Retirement Age, the Supplemental Death Benefit will be the Deferral Account balance on the date of death, divided by 180, payable monthly for 180 months. This amount will not exceed the net death benefit paid to the bank under the Director's bank owned life insurance policy(s). This benefit will commence within 90 days of the receipt of the death benefit by the bank.

          5.2          Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6
Beneficiaries

          6.1          Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

          6.2          Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

          7.1          Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is attributable to the Company match credited under Section 3.1.2 of this Agreement and the interest earned on the Deferral Account if the Company terminates the Director's Service for:

          (a)          Gross negligence or gross neglect of duties to the Company;

          (b)          Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service to the Company; or

          (c)          Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's Service and resulting in an adverse effect on the Company.

          7.2          Suicide or Misstatement. The Company shall not pay any death benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

          7.3          Excess Parachute Payment Gross-up. If any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall pay to the Director an additional amount (the "Gross-up") equal to the Director's excise penalty tax amount divided by the sum of (one minus the sum of the penalty tax rate plus the Director's marginal income tax rate). The Gross-up shall be paid in the same manner as elected by the Director under Section 4.4.2.

          7.4          Deferral Unwind Provision. If, for any reason, all or any portion of the Director's benefits becomes taxable prior to receipt, the Director may petition the Company for a distribution of that portion of the Director's benefit that has become taxable. Upon the grant of such a petition, the Company shall distribute to the Director immediately available funds in an amount equal to the taxable portion of the benefit. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Director's petition is granted.

Article 8
Claims and Review Procedures

          8.1          Claims Procedure. A Participant or beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

          8.1.1.    Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

          8.1.2.     Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

          8.1.3    Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
a)	The specific reasons for the denial.
b)	A reference to the specific provisions of the Plan on which the denial is based.
c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed.
d)	An explanation of the Plan's review procedures and the time limits applicable to such procedures, and
e)	A statement of the claimant's right to bring a civil action under ERISA Section 502 (a) following an adverse benefit determination on review.

          8.2          Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

          8.2.1    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

          8.2.2.    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          8.2.3.    Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered, in the initial benefit determination.

          8.2.4.    Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60 day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

          8.2.5.    Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
a)	The specific reasons for the denial.
b)	A reference to the specific provisions of the Plan on which the denial is based.
c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

d)	A statement of the claimant's right to bring a civil action under ERISA Section 502 (a).

Article 9
Amendments and Termination

          The Company may amend or terminate this Agreement at any time prior to the Director's Termination of Employment by written notice to the Director. In no event shall this Agreement be terminated without payment to the Director of the Deferral Account balance attributable to the Director's deferrals and interest credited on such amounts.

Article 10
Miscellaneous

          10.1          Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

          10.2          No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

          10.3          Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

          10.4          Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

          10.5          Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

          10.6          Unfunded Arrangement. The Director and the Director's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and the Director's beneficiary have no preferred or secured claim.

          10.7          Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

          10.8          Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

          10.9          Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a)          Interpreting the provisions of the Agreement;

          (b)          Establishing and revising the method of accounting for the Agreement;

          (c)          Maintaining a record of benefit payments; and

          (d)          Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

          10.10          Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

          IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

COMPANY:

Southern Michigan Bank & Trust

By
Title

DIRECTOR:

[Name of Director]

EXHIBIT 1
TO
SOUTHERN MICHIGAN BANK & TRUST
DIRECTOR DEFERRED FEE AGREEMENT

Deferral Election

I elect to defer my Fees received under the Director Deferred Fee Agreement with the Company, as follows:

Amount of Deferral		Duration

[Initial and Complete one]		[Initial One]

_____	I elect to defer ____% of my Fees.	_____	One Year only

_____	I elect to defer $______ of all Fees.	_____	For ______ [Insert Number] Years

_____	I elect not to defer any of my Fees.	_____	Until Termination of Service

		_____	Until ___________, ___________ (date)

I understand that I may change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Company.

Signature   ____________________________________

Date   ____________________________

Accepted by the Company this ________ day of ___________________, 2003.

By  __________________________________________

Title  ______________________________

Beneficiary Designation

SOUTHERN MICHIGAN BANK & TRUST
DIRECTOR DEFERRED FEE AGREEMENT

I designate the following as beneficiary of benefits under the Director Deferred Fee Agreement payable following my death:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature   ____________________________________

Date   _____________________________

Accepted by the Company this ________ day of ___________________, 2003.

By  __________________________________________

Title  ________________________________

EXHIBIT 2
FORM OF BENEFIT ELECTION
FOR
SOUTHERN MICHIGAN BANK & TRUST
DEFERRED FEE AGREEMENT

I elect to receive benefits under the Agreement in the following form:

4.1.2	Normal Retirement Benefit

____

The Company shall pay the benefit to the Director in 180 equal monthly installments commencing on the first day of the month following the Director's Termination of Service. The Company shall credit interest on the remaining account balance at the rate determined in Section 3.1.2.

____	The Company shall pay the benefit to the Executive in a lump sum within 90 days from the Executive's Normal Retirement Date.

4.3.2	Disability Benefit

____

The Company shall pay the benefit to the Director in 180 equal monthly installments commencing on the first day of the month following the Director's Termination of Employment. The Company shall credit interest on the remaining account balance at the rate determined in Section 3.1.2.

____	The Company shall pay the benefit to the Director in a lump sum within 90 days from the Director's Termination of Employment.

4.4.2	Change of Control Benefit

____

The Company shall pay the benefit to the Director in 180 equal monthly installments commencing on the first day of the month following the Director's Termination of Employment. The Company shall credit interest on the remaining account balance at the rate determined in Section 3.1.2.

____	The Company shall pay the benefit to the Director in a lump sum within 90 days from the Director's Termination of Employment.

Signature
Bank Executive

Date

Received by the Company this ________ day of ___________________, 2003.

By

Title